As filed with the Securities and Exchange Commission on September 30, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREER BANCSHARES INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

South Carolina	57-1126200
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1111 W. Poinsett Street, Greer, South Carolina 29650

(Address of Principal Executive Offices) (Zip Code)

Greer Bancshares Incorporated 1998 Plan

(Full Title of the Plan)

J. Richard Medlock, Jr.

Executive Vice President and Chief Financial Officer

1111 W. Poinsett Street, Greer, South Carolina 29650

(864) 877-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, Par Value $5.00 per share	20,573 Shares	$26.625	$547,756.13	$65

(1)	The amount of Common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Company.
(2)	Pursuant to Rule 457(h), the registration fee is based on the average of the bid ($26.25) and asked ($27.00) prices reported on the OTC Bulletin Board on September 27, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof to the extent such documents are considered filed with the Commission:

(1)	the Company’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2004;

(2)	the portions of the Company’s definitive Proxy Statement for the Annual Meeting of Shareholders held on April 28, 2005 that have been incorporated by reference into the Form 10-K;

(3)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(4)	the Company’s Current Reports on Form 8-K filed January 21, 2005; February 28, 2005; March 29, 2005; April 15, 2005; May 4, 2005; July 14, 2005; August 1, 2005; and August 31, 2005.

(5)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 filed April 30, 2002, File No. 000-33021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Leatherwood Walker Todd & Mann, P.C., counsel to the Company, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of this registration statement and the Greer Bancshares Incorporated 1998 Plan, will be legally issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein.

Item 6. Indemnification of Directors and Officers

Under the Company’s Articles of Incorporation, no director shall be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director’s liability shall not be limited or eliminated (i) for any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) which is imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the “Act”)(improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit.

The Articles of Incorporation provide that a director of the Company shall be indemnified to the maximum extent permitted by Section 33-8-510 of the Act. Additionally, the Articles of Incorporation provide for the advancement of expenses to the maximum extent permitted by Section 33-8-530 of the Act.

The Company’s Bylaws provide for indemnification of an individual made a party to a proceeding because he is or was a director of the Company against liability incurred in the proceeding to the fullest extent permitted by law. The Bylaws also provide for the reimbursement of reasonable expenses incurred by a director who is a party to a proceeding in advance of final dispensation to the fullest extent permitted by law. The right to indemnification under the Bylaws is a contract right. The Bylaws also permit the board to grant indemnification rights and rights to to advancement of expenses incurred in any proceeding to any employee or agent of the Company to the fullest extent directors and officers are entitled to indemnification and advancement of expenses under the Bylaws.

Section 33-8-510 of the Act permits a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

(1)	he conducted himself in good faith; and

(2)	he reasonably believed:

(i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and

(ii) in all other cases, that his conduct was at least not opposed to its best interest; and

(3)	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Section 33-8-520 of the Act requires that, unless limited by its articles of incorporation, a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. The Act, by way of Section 33-8-530, permits a corporation to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director certifies that he has met the standard of conduct in Section 33-8-510, he undertakes to repay the advance if it is ultimately determined that he did not meet the standard of conduct and a determination is made that the facts then known to the board of directors or others making the determination would not preclude indemnification under the Act.

Unless a corporation’s articles of incorporation provide otherwise, a director of the corporation who is party to a proceeding may, under Section 33-8-540 of the Act, apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. A court may order indemnification if it finds that the director is entitled to mandatory indemnification under Section 33-8-520 of the Act, or if the court finds that indemnification is warranted after considering the relevant circumstances.

Section 33-8-560 of the Act provides that, unless a corporation’s articles of incorporation provide otherwise, an officer is entitled to mandatory indemnification under Section 33-8-520 of the Act, and is also entitled to apply for court-ordered indemnification under Section 33-8-540 of the Act, to the same extent as a director. Additionally, a corporation may indemnify and advance expenses to an officer, employee or agent of a corporation who is not a director to the same extent as a director. Such persons may also, to the extent consistent with public policy, be entitled to indemnification or advancement of expenses if provided for in the articles of incorporation, bylaws, general or specific action of the board of directors, or contract.

Section 33-8-570 of the Act provides that a corporation may purchase and maintain insurance on behalf of a director against liability asserted against or incurred by him in that capacity or arising from his status as a director, whether or not the corporation would otherwise have the power to indemnify him under Sections 33-8-510 or 33-8-520 of the Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions,

or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greer, State of South Carolina, on this 30th day of September, 2005.

GREER BANCSHARES INCORPORATED

By:	/s/ R. Dennis Hennett
Name:	R. Dennis Hennett.
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of R. Dennis Hennett and J. Richard Medlock, Jr., and each of them, as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this registration statement, any other registration statements and exhibits thereto related to the offering that is the subject of this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ R. Dennis Hennett R. Dennis Hennett	Chief Executive Officer, Director (Principal Executive Officer)	September 30, 2005

/s/ J. Richard Medlock, Jr. J. Richard Medlock, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 30, 2005

/s/ Gary M. Griffin Gary M. Griffin	Director	September 30, 2005

/s/ Kenneth M. Harper Kenneth M. Harper	President, Director	September 30, 2005

/s/ Anthony C. Cannon Anthony C. Cannon	Director	September 30, 2005

/s/ David M. Rogers David M. Rogers	Chairman, Director	September 30, 2005

/s/ Mark S. Ashmore Mark S. Ashmore	Director	September 30, 2005

/s/ Walter M. Burch Walter M. Burch	Director	September 30, 2005

/s/ Harold K. James Harold K. James	Director	September 30, 2005

/s/ Paul D. Lister Paul D. Lister	Director	September 30, 2005

/s/ Theron C. Smith, III Theron C. Smith, III	Director	September 30, 2005

/s/ C. Don Wall C. Don Wall	Director	September 30, 2005

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Document
4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form 10-12G, File No. 000-33021)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.4 of the Registration Statement on Form 10-12G, File No. 000-33021)

5.1	Opinion of Leatherwood Walker Todd & Mann, P.C.*

23.1	Consent of Leatherwood Walker Todd & Mann, P.C. (included in Exhibit 5.1)*

23.2	Consent of Dixon Hughes PLLC*

24.1	Powers of Attorney (included on signature page)*

99.1	Greer Bancshares Incorporated 1998 Plan (incorporated by reference to Item 1.01 of the Company’s Current Report on Form 8-K filed on August 31, 2005.)

*	Filed Herewith.